EXHIBIT 9.2


                             AMENDMENT NO. 1 TO THE
                             VOTING TRUST AGREEMENT
                             ----------------------

            Amendment No. 1, dated as of November 29, 1993, to the Voting Trust Agreement, dated as of April 14, 1993 (the "Voting Trust Agreement"), by and among National Auto/ Truckstops Holdings Corporation (the "Company"), United States Trust Company of New York in its capacity as the Voting Trustee (the "Voting Trustee") and the Operator Stockholders who are parties thereto (the "Operator Stockholders," and each an "Operator Stockholder"). Capitalized terms used herein but not otherwise defined have the respective meanings ascribed to such terms in the Voting Trust Agreement.

            WHEREAS, pursuant to Section 14.6 of the Voting Trust Agreement, the Company, the Voting Trustee and the Operator Stockholders who are parties hereto and who benefi cially own in the aggregate more than 50% of the votes represented by the outstanding Shares desire to amend the Voting Trust Agreement as set forth herein; and

            WHEREAS, the beneficial owners of more than 50% of the outstanding shares of the preferred stock of the Company (and the holders of the Class B Common Stock, if any, issued upon conversion of such preferred stock), have consented to this Amendment No. 1 pursuant to the proviso to the first sentence of such Section 14.6.

      NOW, THEREFORE, the parties hereto hereby agree as follows:




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            1.    AMENDMENT OF SECTION 3.1(C).

            Section 3.1(c) of the Voting Trust Agreement is hereby amended by deleting in its entirety the last sentence of Section 3.1(c) and substituting in lieu thereof the following:

                  Except as otherwise provided in paragraph (e) of this Section 3.1, the Proposal Notice shall request each Operator Stockholder to return the Proposal Ballot to the Voting Trustee promptly, but in any event such that the Ballot shall be received not later than twenty days (such time period being hereinafter referred to as the "Response Period") following the date of mailing of the Proposal Notice (the date by which Ballots are required to be received by the Voting Trustee herein after referred to as "Proposal Determination Date").

            2.    AMENDMENT OF SECTION 3.1.

            Section 3.1 of the Voting Trust Agreement is hereby amended by inserting after paragraph (d) thereof the following new paragraph (e) of Section 3.1:

                  (e) Subject to the next sentence, the Proposal Determination Date with respect to the Revised TA Proposal (as such term is defined in the Consent Solicitation of the Company dated November 23, 1993, as amended from time to time (the "Consent Solicitation")) made by the Company in connection with the TA Acquisition (as such term is defined in the Consent Solicitation), shall be November 30, 1993. The Board of Directors of the Company may, from time to time, by a document signed in writing by the Requisite Directors (as hereafter defined), determine the Response Period (which may be more or less than twenty days) and the corresponding Proposal Determination Date with respect to any Proposal or amendment or supplement thereof relating to the TA Acquisition. "Requisite Directors" means directors of the Company consisting of both a two-thirds majority of the Board of Directors of the Company and a majority of the Operator Directors.




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            3.    AMENDMENT OF SECTION 14.6.

                  Section 14.6 of the Voting Trust Agreement is hereby amended by deleting the first sentence of Section 14.6 and replacing it with the following:

                  No amendment of any provision of this Agreement shall be valid unless (a) signed in writing by the Voting Trustee and (b) upon the consent of the Operator Stockholders who beneficially own more than 50 percent (50%) of the votes represented by the then outstanding Shares; PROVIDED, HOWEVER, that no amendment, modification or waiver of any material provision of this Agreement shall be valid or effective except upon a consent approving such amendment by the holders of Convertible Preferred Stock, Series I, par value $.01 per share ("Series I Convertible Preferred Stock"), of the Company (and the holders of the Class B Common Stock of the Company issued upon conversion of the Series I Convertible Preferred Stock) who beneficially own more than 50 percent (50%) of such outstanding shares of stock.

            4.    COUNTERPARTS.

            This Amendment No. 1 may be executed in counter parts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.




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            IN WITNESS WHEREOF, the parties hereto have executed this Amendment
No. 1 as of the day and year first above-written.

                              NATIONAL AUTO/TRUCKSTOPS HOLDINGS
                              CORPORATION

                              By:
                                 --------------------------------
                                 Name:
                                 Title:

                              UNITED STATES TRUST COMPANY OF NEW
                              YORK, AS VOTING TRUSTEE

                              By: /s/ Robert E. Patterson
                                 --------------------------------
                                 Name: Robert E. Patterson
                                 Title: Assistant Vice President